PURCHASE AND SALE AGREEMENT

SMITH-PACKETT SENIOR PORTFOLIO

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made this 28th day of June, 2010 (the “Effective Date”), by and between GRUBB & ELLIS EQUITY ADVISORS, LLC, a Delaware limited liability company (“Buyer”), CLC RE, LLC, a Virginia limited liability company (“CLC Seller”), and ALBEMARLE HEALTH INVESTORS, LLC, a Virginia limited liability company (“Albemarle Seller”, and together with CLC Seller, “Seller”).

RECITALS

A. Albemarle Seller is the owner of that certain parcel of land having a street address of 1165 Pepsi Place, Charlottesville, Virginia 22901, being more particularly described on Exhibit A attached hereto (together with the Other Property Rights (defined below), the “Charlottesville Land”). CLC Seller is the owner of those certain parcels of land having a street address of: (i) 12185 Grapefield Road, Bastian, Virginia 24314, being more particularly described on Exhibit A attached hereto (together with the Other Property Rights, the “Bland Land”); (ii) 318 E. Main Street, Lebanon, Virginia 24266, being more particularly described on Exhibit A attached hereto (together with the Other Property Rights, the “Maple Grove Land”); (iii) 188 Old Fincastle Road, Fincastle, Virginia 24090, being more particularly described on Exhibit A (together with the Other Property Rights, the “Fincastle Land”); (iv) 100 Alleghany Reg Hosp Lane, Low Moor, Virginia 24457, being more particularly described on Exhibit A attached hereto (together with the Other Property Rights, the “Low Moor Land”); (v) 11611 Robious Road, Midlothian, Virginia 23113 (together with the Other Property Rights, the “Willow Creek Land”); and (vi) 1 Spring Street, Hot Springs, Virginia 24445 ) (together with the Other Property Rights, the "Springs Land”). The Charlottesville Land, Bland Land, Maple Grove Land, Fincastle Land, Low Moor Land, Willow Creek Land, and Springs Land collectively are referred to as the “Land.”

B. The Charlottesville Land, together with the Improvements (defined below) constructed thereon, is referred to herein as the “Charlottesville Property”. The Bland Land, together with the Improvements constructed thereon, is referred to herein as the “Bland Property”. The Maple Grove Land, together with the Improvements constructed thereon, is referred to herein as the “Maple Grove Property”. The Fincastle Land, together with the Improvements constructed thereon, is referred to herein as the “Fincastle Property”. The Low Moor Land, together with the Improvements constructed thereon, is referred to herein as the “Low Moor Property”. The Willow Creek Land, together with the Improvements constructed thereon, is referred to herein as the “Willow Creek Property”. The Springs Land, together with the Improvements constructed thereon, is referred to herein as the “Springs Property”. The Charlottesville Property, Bland Property, Maple Grove Property, Fincastle Property, Low Moor Property, Willow Creek Property, and Springs Property collectively are referred to as the “Property.” The phrase “one of the Properties” shall mean a generic reference to one or more of the Charlottesville Property, Bland Property, Maple Grove Property, Fincastle Property, Low Moor Property, Willow Creek Property and Springs Property.

C. Seller desires to sell the Properties to Buyer, and Buyer desires to purchase the Properties from Seller on and subject to the terms and conditions set forth in this Agreement.

AGREEMENT

FOR AND IN CONSIDERATION OF THE MUTUAL PROMISES SET FORTH HEREIN AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE PARTIES HERETO, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:

Section 1. Terms and Definitions: The terms listed below shall have the respective meaning given them as set forth adjacent to each term.

(a) “Broker(s)” collectively shall mean Heavenrich & Company, acting as Seller’s agent.

(b) “Closing” shall mean the consummation of the transaction contemplated herein, which shall occur, subject to extension set forth in Section 10 hereof, on the date (the “Closing Date”) that is thirty (30) days after expiration of the Due Diligence Period (as defined herein). The parties are targeting July 31, 2010 for the Closing Date, however this date is a non-binding estimate and Buyer shall have no obligation to complete the Closing prior to said thirtieth (30th) day after the expiration of the Due Diligence Period.

(c) “Due Diligence Period” shall mean the period beginning upon the execution of this Agreement, and extending until July 21, 2010.

(d) “Earnest Money” shall mean the Initial Deposit, the Additional Deposit and, if paid, the Final Deposit (together with all interest accrued thereon). The “Initial Deposit” shall mean the sum of One Million and No/100 Dollars ($1,000,000.00). The “Additional Deposit” shall mean the sum of Five Hundred Thousand and No/100 Dollars ($500,000.00). The “Final Deposit” shall mean the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00). Buyer shall deposit the Initial Deposit with Title Insurer within three (3) business days after the execution and delivery of this Agreement by the parties hereto. If Buyer does not terminate this Agreement during the Due Diligence Period as provided herein, then Buyer shall deposit the Additional Deposit with Title Insurer within three (3) business days after the expiration of the Due Diligence Period. If Buyer exercises its right pursuant to Section 10 to extend the Closing Date, then Buyer shall deposit the Final Deposit with Title Insurer as provided by Section 10. The Earnest Money shall be deposited by Buyer in escrow with Title Insurer, to be applied as part payment of the Purchase Price at the time the sale is closed, or disbursed as agreed upon in accordance with the terms of this Agreement. Upon the expiration of the Due Diligence Period, and provided that Buyer has not terminated this Agreement, Title Insurer shall release and pay the Initial Deposit to Seller (following receipt from Seller of a written request for payment of same together with wire transfer instructions for such payment) and the Initial Deposit shall become nonrefundable to Buyer, except that Seller shall refund the Initial Deposit to Buyer if this Agreement is terminated (i) pursuant to Section 9(b) following a default by Seller, (ii) pursuant to Section 13 following the failure of a condition precedent to Buyer’s obligations hereunder, or (iii) pursuant to any other Section of this Agreement, except where such termination is pursuant to Section 9(a) following a default by Buyer. Such payment of the Initial Deposit shall be deemed applied as part payment of the Purchase Price. Additionally, following payment of the Additional Deposit and the expiration of the Due Diligence Period, the Additional Deposit shall be held by Title Insurer as provided herein and shall be nonrefundable to Buyer, except that Title Insurer shall refund the Additional Deposit to Buyer if this Agreement is terminated (i) pursuant to Section 9(b) following a default by Seller, (ii) pursuant to Section 13 following the failure of a condition precedent to Buyer’s obligations hereunder, or (iii) pursuant to any other Section of this Agreement, except where such termination is pursuant to Section 9(a) following a default by Buyer. Seller and Buyer each shall pay one-half of all escrow fees charged by the Title Insurer.

(e) “Lease(s)” shall mean collectively or individually, as the context requires, each of the Charlottesville Lease, Bland Lease, Maple Grove Lease, Fincastle Lease, Low Moor Lease, Willow Creek Lease, and Springs Lease, each of which is defined as follows:

(i) With respect to the Charlottesville Real Property, that certain lease agreement between Albemarle Seller and The Laurels of Charlottesville, LLC (referred to herein as the “Charlottesville Tenant”) dated December 30, 2005, as amended, pursuant to which Charlottesville Tenant operates a 120 bed skilled nursing facility at and on the Charlottesville Real Property (the “Charlottesville Lease”).

(ii) With respect to the Bland Real Property, that certain lease agreement between CLC Seller and AFS of Bastion, Inc, (referred to herein as the “Bland Tenant”) dated February 1, 2005, as amended, pursuant to which Bland Tenant operates a 60 bed skilled nursing facility at and on the Bland Real Property (the “Bland Lease”).

(iii) With respect to the Maple Grove Real Property, that certain lease agreement between CLC Seller and Senior Care of Lebanon, Inc. (referred to herein as “Maple Grove Tenant”) dated February 1, 2005, as amended, pursuant to which Maple Grove Tenant operates a 60 bed skilled nursing facility at and on the Maple Grove Real Property (the “Maple Grove Lease”).

(iv) With respect to the Fincastle Real Property, that certain lease agreement between CLC Seller and AFS of Fincastle, Inc. (referred to herein as “Fincastle Tenant”) dated February 1, 2005, as amended, pursuant to which Fincastle Tenant operates a 60 bed skilled nursing facility at and on the Fincastle Real Property (the “Fincastle Lease”).

(v) With respect to the Low Moor Real Property, that certain master lease agreement between Seller and AFS of Low Moor, Inc. (referred to herein as “Low Moor Tenant”) dated February 1, 2005, as amended pursuant to which Low Moor Tenant operates a 60 bed skilled nursing facility at and on the Low Moor Real Property (the “Low Moor Lease”).

(vi) With respect to the Willow Creek Real Property, that certain lease agreement (the “Willow Creek Lease”) between CLC Seller and Oak Health Care Investors of Richmond, Virginia, Inc. (referred to herein as “Willow Creek Tenant”) dated February 25, 2005, as amended and assigned to Laurel Realty Properties, LLC (now known as Diamond Senior Living, LLC)(“Diamond”) and subleased to LHCC Properties, LLC pursuant to a Master Lease and Security Agreement dated December 30, 2005, as amended, and sub-subleased to the Willow Creek Tenant pursuant to a Sublease dated December 30, 2005, as amended, pursuant to which Willow Creek Tenant operates a 120 bed skilled nursing facility at and on the Willow Creek Real Property.

(vii) With respect to the Springs Real Property, that certain lease agreement between CLC Seller and AFS of Hot Springs, LLC (referred to herein as “Springs Tenant”) dated February 1, 2005, as amended, pursuant to which Springs Tenant operates a 60 bed skilled nursing facility at and on the Springs Real Property (the “Springs Lease”).

The Charlottesville Tenant, the Bland Tenant, the Maple Grove Tenant, the Fincastle Tenant, the Low Moor Tenant, the Willow Creek Tenant and the Springs Tenant are generically referred to herein individually and collectively (as the context requires may be require) as “Tenant”.

(f) “Other Property Rights” shall mean all gores, strips, easements, licenses, rights tenements, hereditaments, liberties, powers, privileges and appurtenances relating to the Real Property, and all of Seller’s right, title and interest in and to any adjacent or abutting lands lying in the beds of streets or roads, whether open, proposed or vacated.

(g) “Property” shall mean all of the following:

(i) the Land;

(ii) all buildings, facilities and other improvements located thereon, including without limitation all fixtures, fittings and components thereof (such as any and all elevators, partitions, ducts, motors, compressors, and the heating, ventilating, air conditioning, plumbing, sprinkling, drainage, lighting, gas, electrical and all other systems located therein) (collectively, the “Improvements” and, together with the Land, the “Real Property”);

(iii) all right, title and interest of Seller under the Lease and all security deposits, guaranties and other documents delivered to Seller or that Seller is holding in connection therewith (collectively, the “Awards”);

(iv) all right, title and interest of Seller, if any, to any unpaid award for (A) any taking or condemnation of the Real Property or any portion thereof, or (B) any damage to the Real Property by reason of a change of grade of any street or highway;

(iv) all right, title and interest of Seller in and to the documents, surveys, reports relating to the physical attributes of the Real Property, as opposed to the operation of the Property (the “Property Diligence Materials”);

(v) all right, title and interest of Seller in and to any machinery, furniture, equipment and items of personal property owned by Seller attached or appurtenant to, located on or used in the ownership, use, operation or maintenance of the Property or the Improvements (the “Personal Property”); and

(vi) all right, title and interest of Seller in and to the intangible property used in connection with the foregoing, including, without limitation, any and all certificates of occupancy and other permits, licenses and certificates, certificates of need to the extent required for the operation of the business at the Real Property, and all warranties, guaranties and other assurances of performance pertaining to the Real Property, all surveys, drawings, plans, specifications, diagrams, reports, environmental assessments and other architectural or engineering work product (collectively, the “Intangible Property”). Intangible Property shall exclude Seller’s intellectual property, such as trade names, logos and the like.

(h) “Purchase Price” shall mean the sum of Forty-Five Million and 00/100 Dollars ($45,000,000.00), payable in cash at Closing. For purposes of determining Closing-related charges that are calculated based upon the consideration paid for an individual Property, such as (by way of example only) the “Grantor’s Tax,” “State Recordation Tax” and the “County Recordation Tax”, the parties shall use the allocation of the Purchase Price set forth on Schedule 1(h) attached hereto; however, the parties agree that said allocation is stipulated solely for this stated purpose and is not otherwise intended to be binding on the parties.

(i) “Seller’s Notice Address” shall be as follows, except as same may be changed pursuant to the Notice section herein:

James R. Pietrzak

4423 Pheasant Ridge Road, S.W., Suite 302

Roanoke, VA 24014

Tel. No.: 540-774-7762

With a required copy to:

William. W. Terry, III

4423 Pheasant Ridge Road, S.W., Suite 302

Roanoke, VA 24014

Tel. No.: 540-774-7762

(j) “Buyer’s Notice Address” shall be as follows, except as same may be changed pursuant to the Notice section herein:

Mr. Stefan Oh

Grubb & Ellis Equity Advisors, LLC

1551 N. Tustin Avenue, Suite 300

Santa Ana, CA 97205

Tel. No.: 714-975-2295

With a required copy to:

Steven A. Kaye, Esq.

Arnall Golden Gregory LLP

171 17th Street, NW, Suite 2100

Atlanta, GA 30363

Tel. No.: 404-873-8100

(k) “Title Insurer” shall mean First American Title Insurance Company, whose notice address shall be as follows, except as may be changed pursuant to the Notice section herein:

Barbara Laffer
Senior Commercial Escrow Officer
First American Title Insurance Company
National Commercial Services
777 South Figueroa Street, Fourth Floor,
Los Angeles, CA 90017
Tel. No.: 213-271-1702
e-fax:  818-450-0135

e-mail: blaffer@firstam.com

Section 2. Proration of Expenses and Payment of Costs and Recording Fees. Seller and Buyer agree that all utility charges, real estate taxes, assessments and any assumed liabilities shall be prorated on a calendar-year basis as of the date of Closing, subject to the obligations of Tenant under the Lease. If Closing shall occur before the actual taxes and special assessments payable during such year are known, the apportionment of taxes shall be upon the basis of taxes for the Property payable during the immediately preceding year, provided that, if the taxes and special assessments payable during the year in which Closing occurs are thereafter determined to be more or less than the taxes payable during the preceding year, Seller and Buyer promptly shall adjust the proration of such taxes and special assessments, and Seller or Buyer, as the case may be, shall pay to the other any amount required as a result of such adjustment and this covenant shall not merge with the Deed delivered hereunder but shall survive the Closing. Seller shall be responsible for the payment of all municipal license taxes payable during the calendar year in which the Closing occurs and corresponding to any period prior to the Closing Date, and the Lease shall require that Tenant pay all such amounts from and after the Closing Date. Seller shall pay all fees (including defeasance fees), charges and expenses imposed or assessed in connection with the prepayment of all mortgage loans encumbering the Property. The premium and related charges for owner’s title insurance policy to be issued to Buyer and deed preparation and recording fees necessary to record the deed at the register of deeds office where each Property is located shall be allocated between Seller and Buyer in accordance with the custom of the jurisdictions in which the Real Property is located. The so-called “Grantor’s Tax” shall be paid by Seller. The so-called “State Recordation Tax” and the “County Recordation Tax” shall be paid by Buyer. Buyer shall be responsible for the cost of its own surveys, Phase 1 environmental studies and due diligence investigations. Seller and Buyer shall be responsible for their own attorney’s fees.

Section 3. Sale of Property. Seller hereby agrees to sell, transfer and convey the Property to Buyer, and Buyer hereby agrees to purchase and accept the Property from Seller, in each case for the Purchase Price and on and subject to the other terms and conditions set forth in this Agreement.

Section 4. Payment of Purchase Price. Buyer shall pay the Purchase Price in accordance with all the terms and conditions of this Agreement. Buyer shall pay the Purchase Price by wire transfer of immediately available federal funds to the Title Insurer on the morning of the Closing, and Title Insurer shall disburse all funds it receives from the parties in connection with the Closing.

Section 5. Title. At Closing, Seller agrees to convey to Buyer fee simple marketable title to the Real Property by special warranty deed, free and clear of all liens, defects of title, conditions, easements, assessments, restrictions, and encumbrances except for, with respect to each of the Properties, (i) the Lease, (ii) taxes for the current year and subsequent years not yet due and payable (subject to apportionment as provided elsewhere in this Agreement), (iii) existing zoning laws, ordinances and regulations and other laws, ordinances and regulations respecting the use, occupancy and operation of the Property; (iv) other exceptions set forth in the Title Report (as defined below) or on a survey of the Property which Seller does not agree to cure under Section 6(a) herein and in which Buyer waives as an Objection pursuant to said Section 6(a) (collectively, the “Permitted Exceptions”).

Section 6. Examination of Property. Seller and Buyer hereby agree as follows:

(a) Title Examination. Buyer shall order a title report (the “Title Report”) from the Title Insurer promptly after the date hereof. Seller shall deliver a copy of its most recent ALTA survey (which shall be certified), within two (2) business days after the date hereof which Buyer shall have the right to have updated and revised to incorporate Buyer’s survey requirements. Before the expiration of the Due Diligence Period, Buyer may furnish to Seller a copy of Buyer’s Title Report and survey, together with a statement specifying any defects in title and/or the survey (the “Objections”). Seller shall notify Buyer within ten (10) days after receipt of the Objections whether Seller will cure the Objections. If Seller does not respond within said ten (10) day period, Seller shall be deemed to have elected to not cure the Objections. If Seller does not agree (or is deemed to not agree) to cure the Objections, Buyer shall have the right, by notice given to Seller and Title Insurer within ten (10) days after receipt of Seller’s notice (or within ten (10) days of the expiration of Seller’s ten (10) day response period, if Seller does not respond), either to (a) waive the Objections and close title without abatement or reduction of the Purchase Price, or (b) terminate this Agreement. If Buyer fails to deliver the Objections to Seller within the Due Diligence Period, then Buyer shall be deemed to have elected not to terminate this Agreement. If Buyer elects to terminate this Agreement the Earnest Money shall be immediately returned to Buyer, and upon such return, except as expressly provided herein, this Agreement and all rights and obligations of the respective parties hereunder shall be null and void. Notwithstanding the foregoing, Seller shall be solely responsible for the payment or other satisfaction and discharge of record at or before the Closing of all liens and encumbrances against the Property and objected to by Buyer which can be removed by the payment of a fixed and ascertainable sum of money. In the event Seller fails or refuses to cure monetary liens or encumbrances against the Property, Buyer may, but is not obligated to, elect to satisfy such monetary liens or encumbrances and deduct the costs of the cure from the Purchase Price.

Notwithstanding the foregoing, following the Effective Date of this Agreement, Seller shall not create, place, grant, convey, or otherwise voluntarily cause or otherwise consent to any liens, encumbrances or restrictions affecting the Real Property, or any part thereof, to be created, suffered to be placed or recorded against the title to the Real Property, nor will Seller during said period convey any interest in the Property to anyone other than Buyer without Buyer’s prior written consent, which consent Buyer may withhold in its absolute discretion. At Closing, Seller will cause the Real Property to be released or otherwise discharged from any lien securing the payment of a sum certain which has been voluntarily created by, or with the consent of, Seller or will bond over said lien to the reasonable satisfaction of Buyer and Buyer’s title insurance company sufficient to cause said company to insure over said lien.

Any exceptions to title to the Real Property that arise between the Effective Date of the title commitment obtained by Buyer and the Closing are referred to herein as “New Defects.” Buyer may notify Seller in writing (the “Gap Notice”) of any New Defect (a) raised by the Title Insurer between the Effective Date of the Title Commitment and the Closing (the “Gap”) and (b) not otherwise known to Buyer prior to the Effective Date of the Title Commitment; provided that Buyer must notify Seller of such objection to title within two (2) business days of being made aware of the existence of such exceptions. If Buyer sends a Gap Notice to Seller, Buyer and Seller shall have the same rights and obligations with respect to such notice as exist in Section 5(a) of this Agreement with respect to the Objection Notice.

(b) Examination. Within three (3) business days following execution of this Agreement, Seller shall provide to Buyer copies of the following documents and materials pertaining to the Property to the extent within Seller’s possession or readily obtainable by Seller: all contracts, subcontracts or agreements affecting the Property (the “Contracts”); title commitment/policy, title exceptions, ALTA survey, site plans and specifications, architectural plans, environmental/hazardous material reports, structural reports, soils reports, governmental permits/approvals, zoning information, copies of tax bills, condemnation notices, operating expense information and reports, and utility letters and copies of all correspondence related to the Lease, plans and specification for the Improvements, and all items specified on Schedule 6 attached hereto, and any other documents relating to the Property reasonably requested by Buyer. All such due diligence items shall be sent to Buyer at the address set forth in Section 1(i), to the attention of Phil Han. Additionally, during the term of this Agreement, Buyer, its employees, contractors, agents and designees, shall have the right to enter the Real Property for the purposes of inspecting and testing the same, and making surveys, mechanical and structural engineering studies, inspecting construction, and conducting any other interviews, investigations and inspections as Buyer may reasonably require to assess the condition and suitability of the Property; provided, however, that such activities by or on behalf of Buyer on the Property shall not materially interfere with the conduct of business by Tenant under the Lease; and provided further, however, that Buyer shall indemnify and hold Seller harmless from and against any and all claims or damages to the extent directly resulting from the activities of Buyer on the Property (but not claims or damages arising out of the findings of such activities), and Buyer shall repair any and all damage caused, in whole or in part, by Buyer and return the Property to its condition prior to such damage, which obligation shall survive Closing or any termination of this Agreement. Seller shall reasonably cooperate with the efforts of Buyer and the Buyer’s representatives to inspect the Property. After the Effective Date, Buyer shall be permitted to speak and meet with Tenant in connection with Buyer’s due diligence. Buyer shall give Seller reasonable notice before entering the Property, and Seller may have a representative present during any and all examinations, inspections and/or studies on the Property. Buyer shall have the unconditional right, for any reason or no reason, to terminate this Agreement with respect to all, but not less than all, of the Properties by giving written notice thereof to Seller prior to the expiration of the Due Diligence Period, in which event this Agreement shall become null and void, whereupon Title Insurer shall refund the Earnest Money to Buyer (which obligation and right shall survive such termination), and all rights, liabilities and obligations of the parties under this Agreement shall expire, except as otherwise expressly set forth herein. If Buyer does not so terminate this Agreement prior to the expiration of the Due Diligence Period with respect to the Properties, then Buyer conclusively shall be deemed to have waived its right to terminate this Agreement with respect to said Properties pursuant to this Section 6(b).

The parties hereto acknowledge that Buyer may expend material sums of money in reliance on Seller’s obligations under this Agreement in connection with negotiating and executing this Agreement, furnishing the Earnest Moneys, conducting the inspections contemplated by this paragraph and preparing for Closing, and that Buyer would not have entered into this Agreement without the availability of an Inspection Period. Therefore, the parties agree that adequate consideration exists to support Seller’s obligations hereunder even before expiration of the Inspection Period. Notwithstanding anything to the contrary contained herein, the effect of any representations or warranties made by Seller in this Agreement shall not be diminished by any inspections, tests, or investigations made by Buyer.

At no cost to Seller, Seller will cooperate with Buyer in connection with Buyer’s efforts to obtain reliance letters issued by the authors of third party reports included among the Property Diligence Materials in favor of the parties designated by Buyer.

(c) Seller shall deliver to Tenant an estoppel certificate in a form prepared and required by Buyer within two (2) business following receipt of same from Buyer, but in no event shall Seller be required to deliver any such estoppel certificate prior to the expiration of the Due Diligence Period, and thereafter Seller shall use commercially reasonable and diligent efforts to cause Tenant to execute the same and to deliver the same to Buyer. Seller shall promptly deliver to Buyer photocopies of executed estoppel certificate when Seller receives the same. If Seller has not obtain the certificate by Closing, Buyer may, in addition to its other remedies herein, adjourn the Closing for a period of up to thirty (30) days to permit Seller to obtain the missing certificate.

Section 7. Risk of Loss/Condemnation. Upon an occurrence of a casualty, condemnation or taking, Seller shall notify Buyer in writing of same. Until Closing, the risk of loss or damage to the Property shall be borne by Seller. In the event all or any portion of the Property is damaged in any casualty or condemned or taken, Buyer may elect to terminate this Agreement by providing written notice of such termination to Seller within ten (10) business days after Buyer’s receipt of notice of such condemnation, taking or damage, upon which termination the Earnest Money shall be returned to the Buyer and neither party hereto shall have any further rights, obligations or liabilities under this Agreement, except as otherwise expressly set forth herein. With respect to any condemnation or taking (of any notice thereof), if Buyer does not elect to cancel this Agreement as aforesaid, there shall be no abatement of the Purchase Price and Seller shall assign to Buyer at the Closing the rights of Seller to the awards, if any, for the condemnation or taking, and Buyer shall be entitled to receive and keep all such awards. With respect to a casualty, if Buyer does not elect to terminate this Agreement or does not have the right to terminate this Agreement as aforesaid, there shall be no abatement of the Purchase Price and Seller shall assign to Buyer at the Closing the rights of Seller to the proceeds under Seller’s insurance policies covering such Property with respect to such damage or destruction (or pay to Buyer any such proceeds received prior to Closing) and pay to Buyer the amount of any deductible with respect thereto, and Buyer shall be entitled to receive and keep any monies received from such insurance policies.

Section 8. Earnest Money Disbursement. The Earnest Money shall be held by the Title Insurer, in trust, and disposed of only in accordance with the following provisions:

(a) Upon receipt of the Earnest Money, Title Insurer shall deliver to Seller and Buyer written notice confirming Title Insurer’s receipt of the Earnest Money, the date on which Title Insurer received the Earnest Money and that the Earnest Money has been deposited as required by this Agreement. The Title Insurer shall invest the Earnest Money in a money market account reasonably satisfactory to Buyer, and shall promptly provide Buyer and Seller with confirmation of the investments made.

(b) Title Insurer shall pay the Initial Deposit to Seller when and as required by Section 1(d) of this Agreement. If the Closing occurs, the Title Insurer shall deliver the Earnest Money to Seller (or so much thereof that Title Insurer has not previously paid to Seller) at Closing and the same shall be credited against the Purchase Price. If for any reason the Closing does not occur, the Title Insurer shall deliver the Earnest Money to Seller or Buyer only upon receipt of a written demand therefor from such party, except where this paragraph expressly provides for notice only from Buyer. Subject to the last sentence of this clause (b), if for any reason the Closing does not occur and either party makes a written demand (the “Demand”) upon the Title Insurer for payment of the Earnest Money, the Title Insurer shall give written notice to the other party of the Demand within one (1) business day after receipt of the Demand. If the Title Insurer does not receive a written objection from the other party to the proposed payment within five (5) business days after the giving of such notice by Title Insurer, the Title Insurer is hereby authorized to make the payment set forth in the Demand. If the Title Insurer does receive such written objection within such period, the Title Insurer shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court. Notwithstanding the foregoing provisions of this clause (b) if Buyer delivers a notice to Title Insurer stating that Buyer has terminated this Agreement on or prior to the expiration of the Due Diligence Period, then Title Insurer shall immediately return the Earnest Money to Buyer without the necessity of delivering any notice to, or receiving any notice from Seller. Notwithstanding any provision of this Agreement to the contrary, Title Insurer shall have no obligation to return the Initial Deposit to Buyer after Title Insurer has paid the same to Seller in accordance with the terms and conditions of this Agreement.

(c) The parties acknowledge that the Title Insurer is acting solely as a stakeholder at their request and for their convenience, that the Title Insurer shall not be deemed to be the agent of either of the parties, and that the Title Insurer shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller or Buyer resulting from the Title Insurer’s mistake of law respecting the Title Insurer scope or nature of its duties. Seller and Buyer shall jointly and severally indemnify and hold the Title Insurer harmless from and against all liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with the performance of the Title Insurer’s duties hereunder, except with respect to actions or omissions taken or made by the Title Insurer in bad faith, in disregard of this Agreement or involving negligence on the part of the Title Insurer. The Title Insurer has executed this Agreement in the place indicated on the signature page hereof in order to confirm that the Title Insurer has received and shall hold the Earnest Money in escrow, and shall disburse the Earnest Money pursuant to the provisions of this Section 8.

(d) Buyer and Seller, together, shall have the right to terminate the appointment of Title Insurer hereunder by giving to it notice of such termination, specifying the date upon which such termination shall take effect and designating a replacement Title Insurer, who shall sign a counterpart of this Agreement. Upon demand of such successor Title Insurer, the Earnest Money shall be turned over and delivered to such successor Title Insurer, who shall thereupon be bound by all of the provisions hereof. Title Insurer may resign at will and be discharged from its duties or obligations hereunder by giving notice in writing of such resignation specifying a date when such resignation shall take effect; provided, however, that (i) prior to such resignation a substitute escrow agent is approved in writing by Seller and Buyer, which approval shall not be unreasonably withheld or delayed, or (ii) Title Insurer shall deposit the Earnest Money with a court of competent jurisdiction. After such resignation, Title Insurer shall have no further duties or liability hereunder.

(e) Title Insurer’s agreements and obligations hereunder with respect to the Earnest Money shall terminate and Title Insurer shall be discharged from further duties and obligations hereunder upon final payment of the Earnest Money in accordance with the terms of this Agreement.

Section 9. Default

(a) If Seller is ready, willing and able to consummate the Closing in accordance with the terms of this Agreement, and Buyer defaults in any of its obligations undertaken in this Agreement, and should such default continue for a period of ten (10) business days after the date on which Buyer receives Seller’s written notice of default, then Seller shall be entitled to, as its sole and exclusive remedy to either: (i) if Buyer is willing to proceed with Closing, waive such default and proceed to Closing in accordance with the terms and provisions hereof; or (ii) declare this Agreement to be terminated, and Seller shall be entitled to immediately receive all of the Earnest Money as liquidated damages as and for Seller’s sole remedy. Upon such termination, neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly provided herein. Seller and Buyer agree that (a) actual damages due to Buyer’s default hereunder would be difficult and inconvenient to ascertain and that such amount is not a penalty and is fair and reasonable in light of all relevant circumstances, (b) the amount specified as liquidated damages is not disproportionate to the damages that would be suffered and the costs that would be incurred by Seller as a result of having withdrawn the Properties from the market, and (c) Buyer desires to limit its liability under this Agreement to the amount of the Earnest Money paid in the event Buyer fails to complete Closing. Seller hereby waives any right to recover the balance of the Purchase Price, or any part thereof, and the right to pursue any other remedy permitted at law or in equity against Buyer. In no event under this Section or otherwise shall Buyer be liable to Seller for any punitive, speculative or consequential damages.

(b) In the event of a default in the obligations herein taken by Seller, Buyer may, either waive such default and proceed to Closing in accordance with the terms and provisions hereof or may in its sole discretion elect to either (i) terminate this Agreement, whereupon Title Insurer shall return the Earnest Money to Buyer and Seller shall pay to Buyer all of the out-of-pocket costs and expenses incurred by Buyer in connection with this Agreement (which obligations shall survive such termination), which return and payment shall operate to terminate this Agreement and release Seller and Buyer from any and all liability hereunder, except those which are specifically stated herein to survive any termination hereof, or (ii) to enforce specific performance of Seller’s obligations hereunder. Notwithstanding the foregoing, in the event of a willful or intentional default of Seller hereunder, Buyer shall, in addition to the foregoing remedies, be permitted to pursue any and all rights and remedies available to Buyer at law or in equity. Buyer may exercise the foregoing remedies with respect to all of the Properties or anyone of the Properties.

Section 10. Closing. The Closing shall consist of the execution and delivery of documents by Seller and Buyer, as set forth below, and delivery by Buyer to Seller of the Purchase Price in accordance with the terms of this Agreement. It is expected that the parties will not attend Closing and instead will utilize an escrow with Title Insurer. Accordingly, Seller shall deliver to Title Insurer at least two (2) business days prior to the Closing Date (or on such other date specified below) the following executed documents, each to be provided separately for each of the Properties being acquired, all in form and substance reasonably satisfactory to Buyer and, as appropriate, executed by Seller and acknowledged or notarized:

(a) one (1) original of a Special Warranty Deed conveying the Real Property to Buyer, subject only to the Permitted Exceptions;

(b) if the legal description of the Land set forth on the survey obtained by Buyer (the “Survey Description”) differs from the legal description of the Land set forth on the deed by which Seller acquired title, one (1) originals of a Quit Claim Deed conveying the Real Property to Buyer utilizing the Survey Description;

(c) two (2) originals of an assignment and assumption of the Lease and Security Deposits, in a form acceptable to Buyer, assigning the Lease and any security deposits thereunder to Buyer;

(d) intentionally omitted;

(e) two (2) originals of the Bill of Sale in the form of Exhibit B attached hereto from Seller to Buyer conveying the Personal Property, if any, and the Property Diligence Materials to Buyer;

(f) two (2) originals of an Assignment of Intangible Property in the form of Exhibit C attached hereto;

(g) two (2) originals of an assignment of the Contracts from Seller to Tenant;

(h) on the business day prior to the Closing Date, two (2) originals of a settlement statement setting forth the Purchase Price, all prorations and other adjustments to be made pursuant to the terms hereof, and the funds required for Closing as contemplated hereunder;

(i) all transfer tax statements, declarations and filings as may be necessary, appropriate or required by local practice for purposes of recordation of the deed;

(j) a good standing certificate for Seller, Tenant and any guarantor of the Lease; and a resolution of Seller authorizing the sale of the Property to Buyer, together with an incumbency certificate for the officers signing this Agreement and such instruments as may be reasonably required by Buyer;

(k) keys and combinations to all locks located in the Improvements;

(l) to the extent not previously delivered to Buyer, but only to the extent within Seller’s possession or reasonable control, originals of the Due Diligence Materials and warranties issued to Seller in connection with the construction of the Improvements (it being agreed that in the event such warranties are not assignable to Buyer, Seller shall have such warranties re-issued to Buyer or Tenant, as requested by Buyer); the leasing files; copies of all books and records applicable to the Property which are identified by Buyer by written notice to Seller and reasonably necessary for the orderly transition of operation of the Property; and readable electronic copies thereof in Microsoft Word or other similar format;

(m) to the extent not previously delivered to Buyer, the Lease, bearing the original signatures of the landlord and tenant thereunder, or a copy thereof bearing an original certification of Tenant confirming that the copy is true, correct and complete;

(n) an original estoppel certificate from Tenant in a form acceptable to Buyer and which does not assert any defaults, offsets, defenses, punchlist items or claims under the Lease and which is dated not earlier than thirty (30) days prior to the date of Closing. In addition, the business terms of such estoppel certificate must be in accordance with and not contradict the Leases;

(o) a certificate as may be required by the Internal Revenue Service pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, or the regulations issued pursuant thereto (the “Code”), certifying the non-foreign status of Seller;

(p) such affidavits or other instruments as the Title Insurer shall require in order to issue policies of title insurance (i) free of any exceptions for unfiled mechanics’ or materialmen’s liens for work performed prior to Closing, (ii) free from the claim of parties in possession other than the Tenant, and (iii) providing for such other customary matters as Title insurer shall request;

(q) such original documentation from Brokers as may be reasonably required to evidence the satisfaction or waiver, and release, of all liens that Brokers may have in connection with a claim for commissions or other compensation due to the Closing of the transaction contemplated by this Agreement, and in form and substance reasonably acceptable to Title Insurer and which will permit Title Insurer to issue its title insurance policy to Buyer without exception for and insuring against such Broker claims.

(r) Two original recertifications by Seller of the representations and warranties of Seller made under this Agreement;

(s) Evidence of a waiver of rights, in form and substance reasonably acceptable to Buyer, from each party having a right or option to purchase the Property (or any portion thereof) from Seller other than the Charlottesville Lease option to purchase;

(t) Notices to tenants under the Leases, in the form prepared by Buyer and duly executed by Seller, advising the tenants of the sale of the Property and directing that rent and other payments thereafter be sent to Buyer (or its agent) at the address provided by Buyer at Closing, unless otherwise directed by Buyer;

(u) a certificate of insurance or other evidence reasonably satisfactory to Buyer memorializing and confirming that Tenant is then maintaining policies of insurance of the types and in the amounts required by the Lease, in the form required by the Lease; and

(v) such other instruments as are reasonably required by Title Insurer to close the escrow and consummate the purchase of the Property in accordance with the terms hereof.

In addition to the obligations required to be performed hereunder by the parties at Closing, each of the parties agrees to perform such other acts, and to execute, acknowledge and deliver, prior to, at or subsequent to Closing, such other applications, notices, instruments, documents and other materials as the other may reasonably request when and as necessary (as reasonably determined by the requesting party or its counsel) in order to effect the consummation of the transactions contemplated hereby and to lawfully vest title to the Property in Buyer. The foregoing shall include, without limitation, those actions and items required by all Health Care Regulatory Agencies (defined below) having jurisdiction over the Property, the ownership, operation, maintenance, management, use, regulation, development, expansion or construction thereof, the provision of health care services thereon, the reimbursement of health care costs relating thereto, or which grant, issue or regulate any licenses, permits, accreditations, provider numbers, approvals, qualifications, certifications, and other authorizations granted by any Health Care Regulatory Agency or other governmental authority, accreditation organization or Third Party Payor (defined below) relating to or affecting the Property, the establishment, construction, ownership, operation, maintenance, management, use, regulation, development, expansion or construction thereof, the provision of health care services thereon, and/or the reimbursement of healthcare costs relating thereto (collectively, the foregoing being referred to herein as the “Regulatory Approvals”). Each party shall proceed with diligence and in cooperation with the other party to obtain the Regulatory Approvals at the earliest possible opportunity. As used in this paragraph, the term (i) “Health Care Regulatory Agency” shall mean all agencies, boards, authorities, bodies, accreditation organizations and governmental authorities with jurisdiction over the Regulatory Approvals; and (ii) the term “Third Party Payor” shall mean Medicare, Medicaid, Tricare, Veteran’s Administration, commercial and private insurers, managed care company, employee assistance programs, HMOs, preferred provider organizations and any other governmental, commercial, or other organization which maintains a healthcare reimbursement program or policy. This paragraph and the obligations of the parties hereunder shall survive the Closing.

At Closing, Buyer shall instruct the Title Insurer to deliver the Earnest Money to Seller which shall be applied to the Purchase Price, shall deliver the balance of the Purchase Price to Seller and shall execute and deliver two (2) original execution counterparts of the Closing documents referenced above to be executed by Buyer. Buyer shall have a one time right to extend the Closing for up to thirty (30) days upon written notice to Seller to be received by Seller on or prior to the date scheduled for the Closing, provided that, as a condition to the effectiveness of such extension, Buyer shall deposit the Final Deposit with Title Insurer. The Closing shall be held through the mail by delivery of the closing documents to the parties on or prior to the Closing or such other place or manner as the parties hereto may mutually agree.

Section 11. Representations by Seller. For the purpose of inducing Buyer to enter into this Agreement and to consummate the sale and purchase of the Property in accordance herewith, each of the Albemarle Seller and CLC Seller make the following representations and warranties to Buyer, with respect to only itself and the Property(ies) owned by such Seller, as of the date hereof and as of the Closing Date, which shall survive the Closing for a period of one (1) year.

(a) Seller is duly organized, validly existing and in good standing under the laws of its state of organization, and (if different than the state of organization) the State in which the Property is located. Seller is authorized to consummate the transaction set forth herein and fulfill all of its respective obligations hereunder and under all closing documents to be executed by Seller, and has all necessary power to execute and deliver this Agreement and all closing documents to be executed by Seller, and to perform all of Seller’s obligations hereunder and thereunder. Neither the execution and delivery of this Agreement and all closing documents to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any applicable municipal, county, state and federal laws, ordinances, regulations, statutes, administrative rulings or restrictive covenants (“Laws”) or any provision of the organizational documents of or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller is bound;

(b) Seller, alone, has, and at Closing hereunder will convey and transfer to Buyer, indefeasible, good and marketable legal and equitable fee simple title to the Real Property, free and clear of all mortgages, liens, claims, judgments, encumbrances, ground rents, leases, tenancies, licenses, security interests, covenants, conditions, restrictions, rights of way, easements, encroachments and any other matters affecting title, except only the Permitted Exceptions. Each individual Property consists of a single contiguous parcel.

(c) Seller has not received any written notice of any current or pending litigation, action, proceeding (including condemnation proceeding), tax appeals (or other similar proceedings challenging or seeking to reduce the assessed valuation of the Real Property) or environmental investigations against Seller, the Property or in connection with the business operated at the Real Property and Seller does not have any knowledge of any threatened litigation, action, proceeding, tax appeals or environmental investigations against Seller or the Property;

(d) Permanent certificates of occupancy and all other licenses, permits, authorizations, consents, approvals and other grants of authority required by all governmental or quasi-governmental authorities having jurisdiction, and the requisite certificates of the local board of fire underwriters (or other body exercising similar functions), if any, have been issued for the Improvements which are a part of the Property, and for the full functioning and operation of the Property, have been paid for in full, and are in full force and effect.

(e) None of the Contracts will be binding upon Buyer after the Closing other than the Lease;

(f) Except for defaults cured on or before the date hereof, Seller has not received any written notice of default under the terms of any of the Contracts;

(g) Except for violations cured or remedied on or before the date hereof, Seller has not received any written notice from (or delivered any notice to) any governmental authority regarding any violation of any Laws applicable to the Property and Seller does not have knowledge of any such violations. Seller shall cure or comply with, prior to Closing or as soon thereafter as reasonably practical, any violation or notice of which Seller or Buyer receives written notice prior to the Closing from any of the foregoing governmental, quasi-governmental or nongovernmental authorities;

(h) No written or oral notice has been given to Seller by any holder of any mortgage or deed of trust on the Property, by any insurance company which has issued a policy with respect to any of the Property, or by any board of fire underwriters (or other body exercising similar functions), any of which notices claim any defect or deficiency or request the performance of any repairs, alterations or other work to the Property;

(i) With respect to the Lease: (i) the copy of each Lease delivered to Buyer is a true, correct and complete copy of the Lease, and the Lease is the only lease, license or occupancy agreement relating to the Property; (ii) the Lease is valid, subsisting and in full force and effect on the terms set forth therein, and has not been modified, in writing or otherwise, except as set forth on said Schedule; (iii) Seller has not delivered a written notice to Tenant informing Tenant that it is in default of the Lease, nor has Seller received from Tenant a written notice asserting that Seller is in default, and to the best knowledge of Seller, neither Seller nor Tenant is in default of their respective obligations under the Lease; (iv) Seller has no knowledge of any claims, offsets or defenses by Tenant under the Lease; (v) no brokerage or leasing commissions or other compensation is or will be due or payable to any person, firm, corporation or other entity with respect to or on account of the current term of the Lease or any extension or renewal thereof; (vi) Seller has no outstanding obligation to provide Tenant with an allowance of any kind or to construct any improvements to the Real Property; (vii) Seller has not received rent or other charges from any Tenant more than one (1) month in advance; (viii) Seller has no reason to believe that the Tenant or any guarantor of a Lease is or may become unable or unwilling to perform any of its obligations under the Lease for any reason; (ix) no guarantor has been released or discharged, voluntarily or involuntarily or by operation of law, from any obligation with respect to the Lease that is guaranteed; (x) Seller has not applied and shall not apply all or any portion of the security deposit under the Lease to any Rent, and (xi) no Rents have been assigned, pledged or encumbered.

(j) Neither this Agreement nor the consummation of the transactions contemplated hereby is subject to any first right of refusal or other purchase right in favor of any other person or entity, except for the rights granted to each Tenant of the Charlottesville Property and the Willow Creek Property pursuant to the applicable Lease for each; and apart from this Agreement and as aforesaid, Seller has not entered into any written agreements for the purchase or sale of the Property, or any interest therein which remain in effect.

(k) The Property is now and has at all times been in compliance in all material respects with all Laws. Seller has not received any written notice that the Property or Seller’s use and occupancy thereof violates any Laws.

(l) Seller is not a “foreign person” under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) and upon consummation of the transaction contemplated hereby, Buyer will not be required by FIRPTA to withhold from the Purchase Price any withholding tax;

(m) There are no employees of Seller engaged in the operation or maintenance of the Property;

(n) Seller has not initiated or participated in, any action for a change or modification in the current subdivision, site plan, zoning or other land use permits for the Property; and

(o) During the period of Seller’s ownership of the Real Property, no Hazardous Substances have been generated, stored, released, or disposed of on or about the Real Property in violation of any law, rule or regulation applicable to the Property which regulates or controls matters relating to the environment or public health or safety (collectively, “Environmental Laws”), and to Seller’s knowledge, prior to Seller’s ownership of the Real Property, no Hazardous Substances have been generated, stored, released, or disposed of on or about the Real Property in violation of any Environmental Laws. Seller has not received any written notice from (nor delivered any notice to) any federal, state, county, municipal or other governmental department, agency or authority concerning any petroleum product or other hazardous substance discharge or seepage. As used in this Agreement, the term “Hazardous Substances” shall mean any substance or material which is defined or deemed to be hazardous or toxic pursuant to any Environmental Laws. To Seller’s best knowledge, there are no underground storage tanks located on the Property.

(p) No consent, approval or other action of, or filing on registration with, any governmental agency, commission or office is required on Seller’s behalf with respect to the transaction contemplated herein except such approval as may be required by the Virginia Department of Health.

(q) No litigation or proceeding before any commission, agency or other administrative authority is pending or threatened against or affecting the Property or Seller’s use of the Property or arising out of or by virtue of the ownership or use by Seller of the Property. No pending or threatened judicial, municipal, health or administrative proceeding exists which affects the Property or Seller’s use of the Property, or in which Seller is or may be a party by reason of the ownership or use by Seller of all or any part of the Property.

(r) There are not any outstanding, cited or proposed deficiencies, sanctions or work orders of any authority related to the Property and the operation of the Property.

(s) All water, sewer, gas, electric, telephone, and other public utilities and all storm water drainage required by law or necessary for the current operation of the Real Property (1) either enter the Real Property through open public streets adjoining the Land, or, if they pass through adjoining private land, do so in accordance with valid public or private easements or rights of way which will inure to the benefit of Buyer, (2) are installed, connected and operating, in good condition, with all installation and connection charges paid in full, including, without limitation, connection and the permanent right to discharge sanitary waste into the collector system of the appropriate sewer authority, and (3) are adequate to service the Real Property for their current use. No moratorium, proceeding or other fact or condition exists which threatens to impair continued furnishing of such services to the Real Property at regular rates and fees. Water and sanitary sewer are public.

(t) No work has been performed or is in progress at, and no materials have been furnished to, the Real Property which, though not presently the subject of, might give rise to, mechanics’, material suppliers’, or other liens against the same or any portion thereof. If any lien for such work is filed before or after Closing hereunder, Seller shall promptly discharge the same at its cost.

(u) All books, records, maintenance and service records, rent rolls, bills, invoices and related documentation furnished or made available by Seller to Buyer are complete, true and correct and fairly present the financial condition, assets and liabilities relating to the Property and the results of operations for such periods, have been prepared in accordance with federal income tax accounting principles consistently maintained since the beginning of the periods covered thereby. There has been no material adverse change in the operation of the Property since the effective date of the foregoing financial statements.

(v) Buyer hereby acknowledges, understands and agrees that it has an opportunity to inspect the Property as set forth in Section 6 herein, and except as set forth in this Agreement, the Property shall be conveyed at Closing to Buyer in “as-is” condition with no representation or warranties whatsoever. Notwithstanding the foregoing, Seller shall promptly notify Buyer of any change in any condition with respect to the Property or of any event or circumstance which makes any representation or warranty of Seller to Buyer under this Agreement untrue or misleading, or any covenant of Buyer under this Agreement incapable or less likely of being performed, it being understood that Seller’s obligation to provide notice to Buyer under this Section shall in no way relieve Seller of any liability for a breach by Seller of any of its representations, warranties or covenants under this Agreement.

The representations and warranties of Seller contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the date of Closing as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing.

Section 12. Buyer’s Representations. Buyer represents and warrants to, and covenants with, Seller that Buyer is duly formed, validly existing and in good standing under the laws of Delaware and is authorized to consummate the transaction set forth herein and fulfill all of its obligations hereunder and under all closing documents to be executed by Buyer. Buyer has all necessary power to execute and deliver this Agreement and all closing documents to be executed by Buyer, and to perform all of Buyer’s obligations hereunder and thereunder. This Agreement and all closing documents to be executed by Buyer have been (or as of Closing will have been) duly authorized by all requisite corporate or other required action on the part of Buyer and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all closing documents to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound.

Section 13. Conditions to Buyer’s Obligations. All of Buyer’s obligations hereunder (including, without limitation, Buyer’s obligation to pay the Purchase Price, to accept title to the Property and to consummate the Closing) are expressly conditioned on the satisfaction at or before the time of Closing of the following conditions precedent being fully satisfied as of the Closing (any one or more of which may be waived in writing in whole or in part by Buyer, at Buyer’s option):

(a) At Closing, Seller shall deliver possession of the Property to Buyer free and clear of all tenancies and other occupancies except for the Lease;

(b) Seller shall deliver to Buyer on or before the Closing the items set forth in Section 10 above that Seller is obligated to deliver as of the Closing;

(c) Buyer shall receive from Title Insurer or any other title insurer approved by Buyer in its judgment and discretion, a current ALTA owner’s form of title insurance policy, or irrevocable and unconditional binder to issue the same, with extended coverage for the Real Property in the amount of the Purchase Price, dated, or updated to, the date of the Closing, insuring, or committing to insure, at its ordinary premium rates Buyer’s good and marketable title in fee simple to the Real Property and otherwise in such form and with such endorsements as provided in the title commitment approved by Buyer pursuant to Section 6 hereof, subject only to the Permitted Exceptions;

(d) The Real Property shall have a valid, permanent and unconditional certificate of occupancy (or the equivalent thereof) for the use and occupancy of the Property by Tenant (to the extent required by applicable law), and Buyer shall have received a copy of such certificates in Seller’s possession or reasonably within Seller’s control;

(e) More than ninety percent (90%) of all amounts to be paid pursuant to Lease (and any other lease that will be in effect following Closing) will qualify as “rents from real property” for purposes of Section 856(c)(3)(A) of the Code.

(f) Tenant shall be in possession of the premises demised under the Lease, open for business to the public and paying full and unabated rent under the Lease;

(g) Between the date hereof and the Closing Date, there shall have been no material adverse change in the financial or physical condition of the Property or the business operated thereon;

(h) The municipality in which the Property is located issues all certificates, permits and inspection and other approvals that may be required as a condition to the transfer of the Property to Buyer; and

(l) Seller shall have timely given all notices required under applicable Laws of the transaction contemplated herein to the Virginia Department of Health. and, promptly upon delivery of such notice, Seller shall provide reasonable evidence of such delivery to Buyer.

If any of the foregoing conditions precedent have not been satisfied as of Closing, Buyer may either: (i) waive any unsatisfied conditions and proceed to Closing in accordance with the terms and provisions hereof with no deduction from or adjustment of the Purchase Price except for (a) adjustment equal to the amount required to satisfy and discharge of record at or before Closing of any and all lien, judgment or other encumbrance which can be removed by the payment of a fixed and ascertainable amount together with interest and penalties thereon, if any, and together with any additional title insurance costs or premiums imposed by Title Insurer by reason thereof, and (b) the cost of curing any failed condition precedent to the extent reducible to a liquidated sum; (ii) terminate this Agreement by delivering written notice thereof to Seller no later than Closing, upon which termination the Earnest Money shall be refunded to Buyer and Seller shall reimburse Buyer for all title insurance company charges, survey charges, attorneys’ fees and other out-of-pocket costs incurred in connection with the transactions contemplated by this Agreement, all obligations, liabilities and rights of the parties under this Agreement shall terminate. If any of the foregoing conditions precedent have not been satisfied as of Closing with respect to only some of the Properties, then Buyer may make a separate election in accordance with this paragraph with respect to each of said Properties.

Section 14. Conditions to Seller’s Obligations. Seller’s obligation to deliver title to the Property shall be subject to compliance by Buyer with the following conditions precedent on and as of the date of Closing:

(a) Buyer shall deliver to Seller on the Closing Date the remainder of the Purchase Price, subject to adjustment of such amount pursuant to Section 2 hereof;

(b) Buyer shall deliver to Seller on or before the Closing the items set forth in Section 10 above that Buyer is obligated to deliver; and

(c) The representations and warranties of Buyer contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the date of Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

Section 15. Notices. Unless otherwise provided herein, all notices and other communications which may be or are required to be given or made by any party to the other in connection herewith shall be in writing and shall be deemed to have been properly given and received on the date received if: (i) delivered in person, (ii) deposited in the United States mail, registered or certified, return receipt requested, or (iii) deposited with a nationally recognized overnight courier, to the addresses set out in Section 1, or at such other addresses as specified by written notice delivered in accordance herewith. Notices may be given on a party’s behalf by its attorney.

Section 16. Seller Covenants. Seller agrees that, with respect to each of the Properties, it: (a) shall continue to operate and manage the Property in a prudent and businesslike manner and in the same manner in which Seller has previously operated and managed the Property, and in doing so, Seller shall not take any action, or fail to take any action which would cause the Property to be operated, managed and maintained (1) in violation or continued violation of any applicable law, (2) in a manner the result of which would have a material adverse effect on the Property or Buyer’s ability to continue the operation thereof after the Closing in substantially the same manner as now conducted, or (3) which would cause any of the representations and warranties of Seller contained in this Agreement to be incorrect, incomplete or misleading in any material respect as of the Closing; (b) shall make all necessary repairs and replacements required to keep the Property in good repair and working order and in substantially the same condition as the date hereof; (c) shall maintain in full force and effect all insurance policies in place with respect to the Property as of the Effective Date; (d) shall not, without Buyer’s prior written consent: (i) amend the Lease in any manner, nor enter into any new lease, license agreement or other occupancy agreement with respect to the Property; (ii) consent to an assignment of the Lease or a sublease of the premises demised thereunder or a termination or surrender thereof; (iii) terminate the Lease nor release any guarantor of or security for any Lease; and/or (iv) cause, permit or consent to an alteration of the Real Property unless such consent is non-discretionary); and (e) shall perform when due all of Seller’s obligations under the Leases and the Contracts, under all governmental approvals, and under all other agreements relating to the Property; and Seller shall comply with all applicable laws, ordinances, rules and regulations affecting the Property, and duly and timely file all tax reports required to be filed by Seller and promptly pay when due all federal, state and local taxes and assessments, charges, fees, interest and penalties levied on Seller or the Property. Seller shall promptly inform Buyer in writing of any material event adversely affecting the ownership, use, occupancy or maintenance of the Property, whether insured or not.

Section 17. Guaranty of Seller Obligation. As a condition precedent to Buyer executing this Agreement, James R. Smith and James R. Pietrzak (collectively the “Guarantor”), by execution of this Agreement, guaranty and agree to be liable for the performance by Seller of its obligations under this Agreement, including without limitation (a) the obligation to repay the Initial Deposit to Buyer as required by this Agreement after Title Insurer has paid the Initial Deposit to Seller, and (b) the obligation to pay Buyer all of the out-of-pocket costs and expenses incurred by Buyer in connection with this Agreement following a termination of this Agreement pursuant to Section 9(b) hereof.

Section 18. Computation of Time; Performance on Business Days. In computing any period of time pursuant to this Agreement, the day of the act or event from which the designated period of time begins to run will not be included. The last day of the period so computed will be included, unless it is a Saturday, Sunday or a Holiday, in which event the period runs until the end of the next day which is not a Saturday, Sunday or such legal holiday. The term “business day” shall mean Monday through Friday, except for a Holiday. The term “Holiday” shall mean Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and New Year’s Day. All references to a period of days in this Lease shall be deemed to refer to calendar days unless the term “business day” is used.

Section 19. Entire Agreement; Modification. This Agreement constitutes the sole and entire agreement among the parties hereto and no modification of this Agreement shall be binding unless in writing and signed by Seller and Buyer. No signature of Title Insurer shall be required to amend this Agreement except for an amendment modifying the terms of Section 8 of this Agreement. No prior agreement or understanding pertaining to the subject matter hereof (including, without limitation, any letter of intent executed prior to this Agreement) shall be valid or of any force or effect from and after the date hereof. Any rule of construction which provides that ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Agreement.

Section 20. Severability. If any provision of this Agreement, or the application thereof to any person or circumstance, shall be invalid or unenforceable, at any time or to any extent, then the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law

Section 21. Applicable Law. This Agreement shall be construed under the laws of the State in which the Property is located, without giving effect to any state’s conflict of laws principles.

Section 22. Broker’s Commissions. Buyer and Seller each hereby represent that, except for the Broker listed herein, there are no other brokers involved or that have a right to proceeds in this transaction. Seller shall be responsible for payment of commissions to the Broker pursuant to a separate written agreement executed by Seller. Seller and Buyer each hereby agree to indemnify and hold the other harmless from all loss, cost, damage or expense (including reasonable attorneys’ fees at both trial and appellate levels) incurred by the other as a result of any claim arising out of the acts of the indemnifying party (or others on its behalf) for a commission, finder’s fee or similar compensation made by any broker, finder or any party who claims to have dealt with such party (except that Buyer shall have no obligations hereunder with respect to any claim by Broker). The representations, warranties and indemnity obligations contained in this section shall survive the Closing or the earlier termination of this Agreement.

Section 23. Assignment. Buyer may assign its rights under this Agreement, provided, however, that no such assignment shall relieve Buyer of any of its obligations hereunder until Closing is complete. If this Agreement relates to more than one Property, Buyer may assign this Agreement in part with respect to individual Properties to facilitate the acquisition of each Property by a separate entity formed by Buyer.

Section 24. Attorneys’ Fees. In any action between Buyer and Seller as a result of a party’s failure to perform or a default under this Agreement, the prevailing party shall be entitled to recover from the other party, and the other party shall pay to the prevailing party, the prevailing party’s attorneys’ fees, expenses and court costs incurred in such action.

Section 25. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other party. Signatures on this Agreement which are transmitted by electronically shall be valid for all purposes, however any party shall deliver an original signature on this Agreement to the other party upon request.

Section 26. Anti-Terrorism. Neither Buyer or Seller, nor any of their affiliates, are in violation of any Anti-Terrorism Law (as hereinafter defined) or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. “Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including: Executive Order No. 13224; the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or may hereafter be, renewed, extended, amended or replaced; the applicable laws comprising or implementing the Bank Secrecy Act; and the applicable laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing may from time to time be amended, renewed, extended, or replaced).

Section 27. Cooperation with Audit. Seller acknowledges that Buyer intends to assign all of its rights, title and interest in and to this Agreement. The assignee may be affiliated with a publicly registered company (“Registered Company”) promoted by Buyer. Seller acknowledges that it has been advised that if the Buyer is affiliated with a Registered Company, the assignee may be required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the three (3) most recent pre-acquisition fiscal years (the “Audited Years”) and the current fiscal year through the date of acquisition (the “stub period”) for the Property. To assist the assignee in preparing the SEC Filings, the Seller covenants and agrees to provide the assignee with the following during the Due Diligence Period and any time thereafter until the first anniversary of the Closing Date: (i) access to bank statements for the Audited Years and stub period; (ii) rent roll as of the end of the Audited Years and stub period; (iii) operating statements for the Audited Years and stub period; (iv) access to the general ledger for the Audited Years and stub period; (v) cash receipts schedule for each month in the Audited Years and stub period; (vi) access to invoices for expenses and capital improvements in the Audited Years and stub period; (vii) accounts payable ledger and accrued expense reconciliations; (viii) check register for the 3-months following the Audited Years and stub period; (ix) all leases and 5-year lease schedules; (x) copies of all insurance documentation for the Audited Years and stub period; (xi) copies of accounts receivable aging as of the end of the Audited Years and stub period along with an explanation for all accounts over 30 days past due as of the end of the Audited Years and stub period; (xii) signed representation letter in the form attached hereto as Schedule “27-A” (“Representation Letter”), and (xiii) to the extent necessary, the information set forth in the letter set forth in the form attached hereto as Schedule “27-B”(“Audit Letter”). Seller also agrees to deliver to Buyer a signed Representation Letter and the information requested in the Audit Letter within five (5) business days prior to Closing, and such delivery shall be a condition to Closing so long as such request is made during the Due Diligence Period. The provisions of this Section shall survive Closing.

Section 28. Buyer’s Disclosures. Seller acknowledges that Buyer may assign this Agreement to a subsidiary of an entity that may elect to qualify as a Real Estate Investment Trust (“REIT”) and that, as such, it is subject to certain filing and reporting requirements in accordance with federal laws and regulations, including but not limited to, regulations promulgated by the Securities and Exchange Commission. Accordingly, and notwithstanding any provision of this Agreement or the provisions of any other existing agreement between the parties hereto to the contrary, Buyer may publicly file, disclose, report or publish any and all information related to this transaction that may be reasonably interpreted as being required by federal law or regulation after Closing.

The remainder of this page is intentionally blank. Signatures follow on the next page.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

“BUYER”:

GRUBB & ELLIS EQUITY ADVISORS, LLC,
a Delaware limited liability company

By: /s/ Michael J. Rispoli
Michael J. Rispoli
Chief Financial Officer

June 28, 2010

“SELLER”:

ALBEMARLE SELLER:

ALBEMARLE HEALTH INVESTORS, LLC

a Virginia limited liability company

By: /s/ James R. Pietrzak
James R. Pietrzak
Vice Chairman Manager

CLC SELLER:

CLC RE, LLC

By: CLC HEALTH INVESTORS, LLC
Its Sole Member

By: /s/ James R. Pietrzak
James R. Pietrzak
Vice Chairman Manager

By signing below, the undersigned acknowledge and agree to be bound by the terms of this Agreement pursuant to Section 17 above.

GUARANTOR:

/s/ James R. Smith
James R. Smith
/s/ James R. Pietrzak
James R. Pietrzak

THE UNDERSIGNED HEREBY ACKNOWLEDGES AND AGREES TO BE BOUND BY THE TERMS OF THIS AGREEMENT RELATING TO TITLE INSURER AND THE DEPOSIT.

TITLE INSURER:

FIRST AMERICAN TITLE INSURANCE COMPANY

By: /s/ Barbara Laffor
Barbara Laffor
Escrow Officer

June 29, 2010